Exhibit 99
DUSA Pharmaceuticals, Inc.®
For Immediate Release
DUSA PHARMACEUTICALS ANNOUNCES
EXCLUSIVE AGREEMENT WITH DAEWOONG TO MARKET DUSA’S
LEVULAN® KERASTICK®FOR PHOTODYNAMIC THERAPY
IN ASIAN TERRITORIES
Daewoong (DNCompany) is the Largest Korean Pharmaceutical Company
Wilmington, MA — January 8, 2007 — DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA), announced today that it has entered into an exclusive marketing, distribution and supply agreement for certain Asian territories with Daewoong Pharmaceutical Co., Ltd., a market leader in prescription drugs in the region for dermatology. The agreement covers current and future uses of DUSA’s proprietary Levulan® Kerastick® for photodynamic therapy (PDT) in dermatology.
The Agreement, which has an initial term of ten years, (subject to earlier termination and extension provisions) will further expand the distribution of Levulan beyond the North, Central, and South American markets. Effective with the signing of the Agreement, Daewoong will complete final integration and submission of regulatory data to the Korean Food and Drug Administration with subsequent approval and market launch expected in 2008. Daewoong will also prepare and file the regulatory applications in other countries in the territory subject to the terms of the Agreement.
Robert Doman, DUSA’s President and COO, stated, “We are excited to be working with Daewoong as DUSA continues its strategy for global expansion of its Levulan PDT franchise. Daewoong’s significant presence in the market puts it in an ideal position to maximize the market opportunity for Levulan PDT particularly in Korea where there is significant physician interest in PDT. The next step in our business strategy in gaining worldwide distribution of Levulan PDT is to establish a partnership for the European marketplace.”
Daewoong will make up to $3,500,000 in milestone payments, based upon contract execution, approval of the product from regulatory authorities, and achievement of pre-determined cumulative sales targets in the territory, subject to certain terms and conditions. In order to maintain exclusivity Daewoong is responsible for minimum purchase requirements. DUSA will manufacture the Kerastick for Daewoong at its state of the art manufacturing facility in Wilmington, MA.
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to expansion of the distribution of the product, expectations for launch, preparation and completion of regulatory submissions in other countries, receipt of milestone payments, and DUSA’s obligation to manufacture. Furthermore, the factors that may cause differing results include the uncertainties of the regulatory process, product development risks, reliance on third party manufacturers, and other risks identified in DUSA’s SEC filings from time to time.
About Daewoong
Daewoong Pharmaceutical Co., LTD is a rapidly growing public company with over 1,200 employees based in Seoul, Korea with a strong presence in the dermatology market. In addition to its own internally developed and marketed isotretinoin product ACCUNETAN it also markets Allergan’s BOTOX and Bioform’s filler RADIESSE in Korea. The DNCompany (Daewoong Derma and Plastic Surgery Network Company, LTD.), a wholly-owned subsidiary of Daewoong Pharmaceuticals, which was established in 2001, is focused on dermatology with more than 2,000 dermatology and plastic surgeon accounts throughout the region.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA’s other dermatology products include Nicomide®, and the AVAR® line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA. Please visit our website at www.dusapharma.com.
For further information contact:
D. Geoffrey Shulman, MD, Chairman and CEO — 416.363.5059
Robert F. Doman, President & COO — 978.909.2216
or Shari Lovell, Director, Shareholder Services — 416.363.5059